Filed Pursuant to Rule 433

Registration Statement No.: 333-107393

May 16, 2007

Final Term Sheet

*** FINAL PRICING TERMS ON THE REPUBLIC OF SOUTH AFRICA NOTES ***

ISSUER:  REPUBLIC OF SOUTH AFRICA

SECURITIES:   GLOBAL NOTES

EXPECTED RATINGS: Baa1/BBB+/BBB+

FORMAT: SEC REGISTERED GLOBAL (NO. 333-107393)

SIZE: US$1,000,000,000 (CASH: US$444,456,000 / EXCHANGE: US$555,544,000)

MATURITY: MAY 30, 2022

SETTLEMENT:  MAY 30, 2007 (T+9)

SPREAD: +120 bps

YIELD:  5.912%

10 YR UST SPOT:  4.712%

PRICE TO PUBLIC: 99.635%

COUPON:  5.875%  PER ANNUM, PAYABLE SEMI-ANNUALLY

INTEREST PAYMENT DATES: MAY 30 AND NOVEMBER 30, BEGINNING NOVEMBER 30, 2007

REDEMPTION:  NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

MINIMUM DENOMINATIONS: US$100,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF

CUSIP: 836205AL8

ISIN: US836205AL88

JOINT BOOKRUNNERS: BARCLAYS CAPITAL INC. AND CITIGROUP GLOBAL MARKETS INC.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

A prospectus supplement of the Republic of South Africa accompanies the free-writing prospectus and is available from the SEC’s website at

http://www.sec.gov/Archives/edgar/data/932419/000095013607003228/file1.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bondholder Communications Group at (1) (888) 385-2663 (USA toll free), +1 (212) 809 2663 (collect) or +44 (0) 20 7382 4580 (London); Barclays Capital at (1) (866) 307-8991 (USA toll free), +1 212-412-4072 (collect) or +44 20 7773 5484 (London); or Citi at (1) (877) 858-5407 (USA toll free), +1 212-723-6106 (collect) or +44 20 7986 8969 (London).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.